SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 26, 2015 (Date of earliest event reported)

Commission File No.: 0-25969

RADIO ONE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-1166660 (I.R.S. Employer Identification No.)

1010 Wayne Avenue
14th Floor
Silver Spring, Maryland 20910
(Address of principal executive offices)

(301) 429-3200
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On March 26, 2015, Radio One, Inc.’s (the “Company”) previously announced consent solicitation (the “Consent Solicitation”) to holders of its outstanding 9.25% Senior Subordinated Notes due 2020 (the “Subordinated Notes”) to certain proposed amendments to the indenture governing the Subordinated Notes (the “Proposed Amendments”) completed successfully.  All holders of the Subordinated Notes consented to the Proposed Amendments.

The primary purpose of the Consent Solicitation and Proposed Amendments was to permit the Company to incur a sufficient amount of senior secured indebtedness to finance the Company’s previously announced purchase of equity interests in TV One, LLC (“TV One”) from an affiliate of Comcast Corporation, refinance $119 million in principal amount of TV One’s 10% Senior Secured Notes due 2016 and refinance the Company’s existing senior secured credit facility (collectively, the “Transactions”).

In conjunction with receiving the requisite consents from the holders of the Subordinated Notes, the Company, the guarantors party thereto and the trustee executed the Third Supplemental Indenture with respect to the indenture governing the Subordinated Notes effecting the Proposed Amendments (the “Third Supplemental Indenture”). The Third Supplemental Indenture will become operative upon the completion of the Transactions.  The Company will pay a consent fee to the holders of the Subordinated Notes in connection with the closing of the Transactions.

A copy of the Third Supplemental Indenture is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 8.01.  Other Events.

On March 30, 2015, the Company issued a press release announcing its receipt of the requisite consents pursuant to the Consent Solicitation. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

The following documents are filed herewith:

Exhibit No.	Description
4.1	Third Supplemental Indenture, dated as of March 26, 2015, among Radio One, Inc., the guarantors party thereto and Wilmington Trust, National Association, as trustee.

99.1	Press Release, dated March 30, 2015, announcing the receipt of requisite consents to enter into the Third Supplemental Indenture pursuant to the Solicitation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RADIO ONE, INC.
/s/ Peter D. Thompson
April 01, 2015	Peter D. Thompson
Chief Financial Officer and Principal Accounting Officer